May 23, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (615) 890-0123

Mr. Donald K. Daniel
Senior Vice President and Controller
National Health Investors, Inc.
100 Vine Street, Suite 1202
Murfreesboro, TN  37130

      Re:	National Health Investors, Inc.
      Form 10-K for the year ended December 31, 2005
      Filed March 10, 2006
      File No. 001-10822

Dear Mr. Daniel:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief